Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

The Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $1.00 par value per share	Other(2)	1,000,000	$24.125(2)	$24,125,000(2)	$92.7 per $1,000,000	$2,236.39
Total Offering Amount					$24,125,000
Total Fee Offsets							$--
Net Fees Due							$2,236.39

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall be deemed to cover any additional shares of common stock which may be issuable under The Bancorp, Inc. (the “Company”) 401(k) Plan, as may be amended from time to time (the “Plan”) to reflect stock splits, stock dividends, mergers and other capital changes. In addition, pursuant to Section 416(c) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant’s shares of common stock as reported on the NASDAQ Global Select Market on August 26, 2022.